Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

John W. Spelich, (949) 471-7710

john.spelich@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY ENTERS INTO SEVEN-YEAR CROSS LICENSE OF

INTELLECTUAL PROPERTY WITH HEWLETT-PACKARD

Agreement will require revision of Gateway’s 2005 net income to account for payment attributed to prior years

Agreement also ends ongoing legal dispute over mutual patent-infringement allegations

IRVINE, Calif., March 1, 2006 – Gateway, Inc. (NYSE: GTW) announced today an agreement with the Hewlett-Packard Company (HP) to cross-license each other’s patent portfolio for a period of seven years. As part of this agreement, the companies also reached a global settlement and mutual release of all claims in litigation against the other company.

Under the binding term sheet, Gateway will pay HP $47 million, $25 million to be paid within seven business days following the execution of a definitive Settlement and Cross-License Agreement, and $22 million a year after that date.

Gateway has attributed $16.7 million of the $47 million to resolving, without admission of fault, allegations of past infringement in connection with PCs made from 1999 to the present. The remaining $30.3 million will be attributed to the seven-year cross license.

As a result, Gateway will revise its results for the quarter and year ended Dec. 31, 2005 to take a charge of $16.7 million. Gateway will revise its previously announced net income for 2005 from $49.5 million to $32.8 million or $0.09 per diluted share. Such results will be reflected in Gateway’s 10-K for 2005, which will be filed in the next two weeks.

The licensing fee of $30.3 million will be amortized over the seven-year life of the license, and those costs are substantially less than the near-term litigation costs that will now be avoided. Gateway estimates the agreement will cost $4.3 million annually over the next seven years. For 2006, Gateway expects to save approximately $12 million in budgeted litigation costs that will now be avoided.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. After acquiring eMachines in early 2004, Gateway is now the third-largest PC company in the U.S. and among the top 10 worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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